UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST COMMUNITY CORPORATION

(Exact name of registrant as specified in its charter)

SOUTH CAROLINA	57-1010751
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5455 Sunset Boulevard
Lexington, South Carolina 29072
(803) 951-2265
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. Michael C. Crapps

Chief Executive Officer

First Community Corporation

5455 Sunset Boulevard

Lexington, South Carolina 29072

(803) 951-2265

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Neil E. Grayson
John M. Jennings
Nelson Mullins Riley & Scarborough LLP

104 South Main Street, Suite 900
Greenville, South Carolina 29601
(864) 250-2235

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount To be registered		Proposed Maximum offering price per unit		Proposed Maximum aggregate offering price		Amount of registration fee
Warrant to Purchase Common Stock, $1.00 par value per share, and underlying shares of Common Stock (1)	195,915	(1)	$8.69	(2)	$1,702,501	(2)	$66.91
(1)

There are being registered hereunder (a) a warrant to purchase 195,915 shares of common stock with an initial per share exercise price of $8.69 per share, (b) the 195,915 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416. Pursuant to Rule 457(g), no separate registration fee is required with respect to the warrant as it is being registered in the same registration statement as the common stock offered pursuant thereto.

(2)	Calculated in accordance with Rule 457(g) with respect to the per share exercise price of the warrant of $8.69.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FIRST COMMUNITY CORPORATION FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED FEBRUARY 11, 2009

PROSPECTUS

FIRST COMMUNITY CORPORATION

WARRANT TO PURCHASE 195,915 SHARES OF COMMON STOCK
195,915 SHARES OF COMMON STOCK

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of a warrant to purchase 195,915 shares of common stock and any shares of common stock issuable from time to time upon exercise of the warrant. In this prospectus, we refer to the warrant and the shares of common stock issuable upon exercise of the warrant, collectively, as the securities. The warrant was originally issued by us pursuant to the Letter Agreement dated November 21, 2008, and the related Securities Purchase Agreement—Standard Terms, between us and the United States Department of the Treasury, which we refer to as the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, referred to as the Securities Act.

The initial selling securityholder and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of securities by the selling securityholders.

The warrant is not listed on an exchange, and, unless requested by the initial selling securityholder, we do not intend to list the warrant on any exchange.

Our common stock is listed and trades on the NASDAQ Capital Market under the symbol “FCCO.” On January 15, 2009, the closing sale price of our common stock on the NASDAQ Capital Market was $6.70 per share. You are urged to obtain current market quotations of the common stock.

Investing in our securities involves a high degree of risk. See “Risk Factors“ beginning on page 2.

Our principal executive offices are located at 5455 Sunset Boulevard, Lexington, South Carolina 29072, and our telephone number is (803) 951-2265. Our Internet address is http://www.firstcommunitysc.com.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [                        ], 2009.

FIRST COMMUNITY CORPORATION

WARRANT TO PURCHASE 195,915 SHARES OF COMMON STOCK
195,915 SHARES OF COMMON STOCK

PROSPECTUS

[          ], 2009

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with any offering to be made by the prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby, in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstance, create an implication that there has been no change in the facts set forth in this prospectus or in our affairs since the date hereof.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

We may provide a prospectus supplement at any time to add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and any underwriters have not, authorized anyone to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. See “Where You Can Find More Information” for more information.

In this prospectus, “First Community Corporation,” “First Community,” “we,” “our,” “ours” and “us” refer to First Community Corporation and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to “Bank” mean First Community Bank, N.A., which is our bank subsidiary.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain statements that are considered “forward looking statements” as defined in the Securities Exchange Act of 1934, referred to as the Exchange Act, and the regulations thereunder. In addition, First Community and its management may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements, including statements about industry trends, management’s future expectations and other matters that do not relate strictly to historical facts, are based on assumptions by management, and are often identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target” and “goal” or similar statements or variations of such terms. Forward-looking statements may include, among other things, statements about First Community’s confidence in its strategies and its expectations about financial performance, market growth, market and regulatory trends and developments, acquisitions and divestitures, new technologies, services and opportunities and earnings.

Forward-looking statements are subject to various risks and uncertainties, which change over time, are based on management’s expectations and assumptions at the time the statements are made, and are not guarantees of future results. Management’s expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the national and global economies, the equity, debt, currency and other financial markets, as well as factors specific to First Community and its subsidiaries, including the Bank.

Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed elsewhere in this prospectus or disclosed in our other SEC filings. Forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the time this prospectus is filed with the SEC. First Community undertakes no obligation to revise the forward-looking statements contained in this prospectus to reflect events after the time it is filed with the SEC. The factors discussed herein are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate First Community. Any investor in First Community should consider all risks and uncertainties disclosed in our SEC filings described below under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at http://www.sec.gov.

RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider the risks and uncertainties and the risk factors set forth below in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Related to Our Business

Recent negative developments in the financial services industry and U.S. and global credit markets may adversely impact our operations and results.

Negative developments in the capital markets in the latter half of 2007 and in 2008 and the expectation of the general economic downturn continuing in 2009 have resulted in uncertainty in the financial markets in general. Loan portfolio performances have deteriorated at many institutions resulting from, among other factors, a weak economy and a decline in the value of the collateral supporting their loans. The competition for our deposits has increased significantly due to liquidity concerns at many of these same institutions. Stock prices of bank holding companies, like ours, have been negatively affected by the current condition of the financial markets, as has our ability, if needed, to raise capital or borrow in the debt markets. As a result, there is a potential for new federal or state laws and regulations regarding lending and funding practices and liquidity standards, and financial institution regulatory agencies are expected to be very aggressive in responding to concerns and trends identified in examinations. Negative developments in the financial services industry and the impact of new legislation in response to those developments could adversely impact our operations, including our ability to originate or sell loans, and adversely impact our financial performance.

There can be no assurance that recently enacted legislation will help stabilize the U.S. financial system.

The Emergency Economic Stabilization Act of 2008, or EESA, was signed into law on October 3, 2008 in response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions. Pursuant to EESA, the Treasury has the authority to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets. The Treasury announced the Capital Purchase Program under EESA pursuant to which it has purchased and may continue to purchase senior preferred stock in participating financial institutions. On November 21, 2008, we entered into the Agreement with the Treasury providing for our issuance of the Series T Preferred Stock and the Warrant to the Treasury.

In addition, the FDIC created the Temporary Liquidity Guarantee Program (“TGLP”) as part of a larger government effort to strengthen confidence and encourage liquidity in the nation’s banking system.  The TLGP has two components. First, the FDIC will provide a complete guarantee of certain unsecured debt of participating organizations issued before June 30, 2009. Second, the FDIC will provide full insurance coverage for non-interest bearing transaction accounts, regardless of dollar amount, until December 31, 2009.  The Company did not opt out of the TLGP so its non-interest bearing transaction accounts are covered and does not expect to issue unsecured debt before the termination of that component of the TLGP.

There can be no assurance that these government actions will achieve their purpose. The failure of the financial markets to stabilize, or a continuation or worsening of the current financial market conditions, could have a material adverse affect on our business, our financial condition, the financial condition of our customers, our common stock trading price, as well as our ability to access credit.  It could also result in declines in our investment portfolio which could be “other-than-temporary impairments.”

Our historical operating results may not be indicative of our future operating results.

We may not be able to sustain our historical rate of growth, and, consequently, our historical results of operations will not necessarily be indicative of our future operations. Various factors, such as economic conditions, regulatory and legislative considerations, and competition, may also impede our ability to expand our market presence. If we experience a significant decrease in our historical rate of growth, our results of operations and financial condition may be adversely affected because a high percentage of our operating costs are fixed expenses.

Our decisions regarding credit risk and reserves for loan losses may materially and adversely affect our business.

Making loans and other extensions of credit is an essential element of our business. Although we seek to mitigate risks inherent in lending by adhering to specific underwriting practices, our loans and other extensions of credit may not be repaid. The risk of nonpayment is affected by a number of factors, including:

• the duration of the credit;

• credit risks of a particular customer;

• changes in economic and industry conditions; and

• in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral.

We attempt to maintain an appropriate allowance for loan losses to provide for potential losses in our loan portfolio. We periodically determine the amount of the allowance based on consideration of several factors, including:

• an ongoing review of the quality, mix, and size of our overall loan portfolio;

• our historical loan loss experience;

• evaluation of economic conditions;

• regular reviews of loan delinquencies and loan portfolio quality; and

• the amount and quality of collateral, including guarantees, securing the loans.

There is no precise method of predicting credit losses; therefore, we face the risk that charge-offs in future periods will exceed our allowance for loan losses and that additional increases in the allowance for loan losses will be required. Additions to the allowance for loan losses would result in a decrease of our net income, and possibly our capital.

Federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in the amount of our provision or loans charged-off as required by these regulatory agencies could have a negative effect on our operating results.

Lack of seasoning of our loan portfolio may increase the risk of credit defaults in the future.

Due to the rapid growth of our bank over the past several years, a material portion of the loans in our loan portfolio and of our lending relationships are of relatively recent origin. In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process we refer to as “seasoning.” As a result, a portfolio of older loans will usually behave more predictably than a newer portfolio. Because of our internal loan growth, the current level of delinquencies and defaults may not be representative of the level that will prevail when the portfolio becomes more seasoned, which may be higher than current levels. If delinquencies and defaults increase, we may be required to increase our provision for loan losses, which would adversely affect our results of operations and financial condition.

Economic challenges, especially those affecting the Lexington, Richland, Newberry, and Kershaw Counties and the surrounding areas, may reduce our customer base, our level of deposits, and demand for financial products such as loans.

We are operating in a challenging and uncertain economic environment, including generally difficult national and local conditions. Our success significantly depends upon the growth in population, income levels, deposits, and housing starts in our market of Lexington, Richland, Newberry, and Kershaw Counties and the surrounding area. If the communities in which we operate do not grow or if prevailing economic conditions locally or nationally are unfavorable, our business may not succeed. Economic downturns can contribute to the deterioration of the quality of our loan portfolio and reduce our level of deposits, which in turn would hurt our business. Economic downturns in the economy as a whole, or in Lexington, Richland, Newberry, and Kershaw Counties and the surrounding area, can cause borrowers to be less likely to repay their loans as scheduled. Moreover, the value of real estate or other collateral that may secure our loans may be adversely affected. Unlike some larger institutions, we are not able to spread the risks of unfavorable local economic conditions across a large number of diversified economies. Economic downturns may, therefore, result in losses that materially and adversely affect our business.

We have a concentration of credit exposure in commercial real estate and a downturn in commercial real estate could adversely affect its business, financial condition, and results of operations.

As of December 31, 2008, we had approximately $144.3 million in loans outstanding to borrowers in the commercial real estate industry, representing approximately 43.3% of our total loans outstanding as of that date. The real estate consists primarily of owner-occupied properties, warehouse and other commercial properties. These types of loans are generally viewed as having more risk of default than residential real estate loans. They are also typically larger than residential real estate loans and consumer loans and depend on cash flows from the owner’s business or the property to service the debt. Cash flows may be affected significantly by general economic conditions, and a downturn in the local economy or in occupancy rates in the local economy where the property is located could increase the likelihood of default. Because our loan portfolio contains a number of commercial real estate loans with relatively large balances, the deterioration of one or a few of these loans could cause a significant increase in our level of non-performing loans. An increase in non-performing loans could result in a loss of earnings from these loans, an increase in the related provision for loan losses and an increase in charge-offs, all of which could have a material adverse effect on our financial condition and results of operations.

Our commercial real estate loans have grown 11.5%, or $14.9, million since December 31, 2007. The banking regulators are giving commercial real estate lending greater scrutiny, and may require banks with higher levels of commercial real estate loans to implement more stringent underwriting, internal controls, risk management policies and portfolio stress testing, as well as possibly higher levels of allowances for losses and capital levels as a result of commercial real estate lending growth and exposures.

A significant portion of our loan portfolio is secured by real estate, and events that negatively impact the real estate market could hurt our business.

A significant portion of our loan portfolio is secured by real estate. As of December 31, 2008, approximately 89.2% of our loans had real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. A weakening of the real estate market in our primary market area could result in an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing their loans, which in turn could have an adverse effect on our profitability and asset quality. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, our earnings and capital could be adversely affected. Acts of nature, including hurricanes, tornados, earthquakes, fires and floods, which may cause uninsured damage and other loss of value to real estate that secures these loans, may also negatively impact our financial condition.

Changes in the financial markets could impair the value of our investment portfolio.

The investment securities portfolio is a significant component of our total earning assets. Total securities averaged $214.7 million in 2008, as compared to $172.3 million in 2007. This represents 39.5% and 36.2% of the average earning assets for the year ended December 31, 2008 and 2007, respectively. At December 31, 2008, the portfolio was 41.2% of earning assets. Turmoil in the financial markets could impair the market value of our investment portfolio, which could adversely affect our net income and possibly our capital.

During the last half of 2007 and throughout 2008 the bond markets and many institutional holders of bonds came under a great deal of stress partially as a result of the ongoing liquidity and credit crisis. At December 31, 2008 we had mortgage backed securities including collateralized mortgage obligations (CMO’s) with a fair value of $167.1 million. Of these, approximately $91.0 million were issued by government sponsored enterprises and $70.2 million are by other issuers.  The result has been that the market for these investments has become less liquid and the spread as compared to alternative investments has widened dramatically. To a lesser extent mortgage backed securities issued by government sponsored enterprises (GSE’s) such as FHLMC and FNMA have been impacted and spreads have increased on these investments. These entities have also experienced increasing delinquencies in the underlying loans that make up the mortgage backed securities and CMO’s.  In 2008 some of the privately issued mortgage backed securities have incurred rating agency downgrades.  Delinquencies on the underlying mortgages on all mortgage securities have increased dramatically.  We monitor these investments monthly and as of December 31, 2008 have not identified any we consider as “other than temporarily impaired.”  Increasing delinquencies in the underlying mortgages could result in recognizing impairment charges in the future.

Our other investments include municipal and corporate debt securities.  As of December 31, 2008, we had municipal securities with an approximate fair value of $9.3 million and corporate debt securities with an approximate fair value of $12.0 million.  While these securities are generally investment grade, there is a risk that their value and liquidity could be negatively affected by the overall economic environment.

At December 31, 2007, we also had investments in variable rate preferred stock issued by the Federal Home Loan Mortgage Corporation (FHLMC) with a fair value of $10.9 million, and book value of $14.2 million. The market for these preferred securities has been impacted by the current credit and liquidity concerns in the overall bond market. On September 7, 2008, the U.S. Treasury, the Federal Reserve and the Federal Housing Finance Agency (FHFA) announced that FHFA was placing the Federal Home Loan Mortgage Corporation (Freddie Mac) under conservatorship.  Due to these actions, we took an “Other Than Temporary Impairment” (OTTI) charge of $8.1 million in the third quarter relating to the Freddie Mac preferred stock that we held.  This charge, along with our second quarter of 2008 charge of $6.1 million related to our investment in preferred stock issued by Freddie Mac, eliminated any further direct material exposure in our investment portfolio to Freddie Mac equity securities.

In connection with the conservatorship of Freddie Mac, dividends on the Freddie Mac preferred securities have been eliminated.  Going forward, we do not expect to receive dividends on our Freddie Mac preferred securities for an indefinite period of time.  We received dividends of $292,000, pre-tax, on our Freddie Mac preferred securities in the first six months of 2008.  The after-tax impact to diluted earnings per share as a result of the elimination of dividends on the Freddie Mac preferred securities is estimated to be approximately or $0.04 per quarter, beginning in the third quarter of 2008, or $0.16 annually.

As of December 31, 2008, our securities were either classified as “Held to Maturity” or “Available for Sale.” Unrealized losses on these investments were not considered to be “other than temporary” and we had the intent and ability to hold these until they mature or recover our current book value. We currently maintain substantial liquidity which supports our intent and ability to hold these investments until they mature, or until a market price recovery in the case of preferred stock investment. However, if we were to cease to have the ability and intent to hold these investments until maturity or a market price recovery, or were to sell these securities at a loss, it could adversely affect our net income and possibly our capital.

Changes in prevailing interest rates may reduce our profitability.

Our results of operations depend in large part upon the level of our net interest income, which is the difference between interest income from interest-earning assets, such as loans and mortgage-backed securities, and interest expense on interest-bearing liabilities, such as deposits and other borrowings. Depending on the terms and maturities of our assets and liabilities, a significant change in interest rates could have a material adverse effect on our profitability. Many factors cause changes in interest rates, including governmental monetary policies and domestic and international economic and political conditions. While we intend to manage the effects of changes in interest rates by adjusting the terms, maturities, and pricing of our assets and liabilities, our efforts may not be effective and our financial condition and results of operations could suffer.

The FDIC Deposit Insurance assessments that we are required to pay may materially increase in the future, which would have an adverse effect on our earnings and our ability to pay our liabilities as they come due.

As a member institution of the FDIC, we are required to pay semi-annual deposit insurance premium assessments to the FDIC.  During the year ended December 31, 2008, we paid $267,000 in deposit insurance assessments.  Due to the recent failure of several unaffiliated FDIC insurance depository institutions, and the FDIC’s new liquidity guarantee program, the deposit insurance premium assessments paid by all banks will likely increase.  In addition, the FDIC has indicated that it intends to propose changes to the deposit insurance premium assessment system that will shift a greater share of any increase in such assessments onto institutions with higher risk profiles, including banks with heavy reliance on brokered deposits, such as our bank.

We are dependent on key individuals, and the loss of one or more of these key individuals could curtail our growth and adversely affect our prospects.

Michael C. Crapps, our president and chief executive officer, has extensive and long-standing ties within our primary market area and substantial experience with our operations, and he has contributed significantly to our growth. If we lose the services of Mr. Crapps, he would be difficult to replace and our business and development could be materially and adversely affected.

Our success also depends, in part, on our continued ability to attract and retain experienced loan originators, as well as other management personnel. Competition for personnel is intense, and we may not be successful in attracting or retaining qualified personnel. Our failure to compete for these personnel, or the loss of the services of several of such key personnel, could adversely affect our growth strategy and seriously harm our business, results of operations, and financial condition.

We are subject to extensive regulation that could limit or restrict our activities.

We operate in a highly regulated industry and are subject to examination, supervision, and comprehensive regulation by various regulatory agencies. Our compliance with these regulations is costly and restricts certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits, and locations of offices. We are also subject to capitalization guidelines established by our regulators, which require us to maintain adequate capital to support our growth.

The laws and regulations applicable to the banking industry could change at any time, and we cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, our cost of compliance could adversely affect our ability to operate profitably.  See also “Risk Factors — Recent negative developments in the financial services industry and U.S. and global credit markets may adversely impact our operations and results.”

The Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated by the Securities and Exchange Commission that are now applicable to us, have increased the scope, complexity, and cost of corporate governance, reporting, and disclosure practices. To comply with the Sarbanes-Oxley Act, we have previously hired outside consultant to assist with our internal audit and internal control functions. We have experienced, and we expect to continue to experience, greater compliance costs, including costs related to internal controls, as a result of the Sarbanes-Oxley Act.

We have performed the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification for 2007. Currently the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act are not applicable to us until December 31, 2009. We currently anticipate that our auditors will be able to provide the attestation relating to internal controls and all other aspects of Section 404 in 2009. In the event internal control deficiencies are identified in the future that we are unable to remediate in a timely manner or if we are not able to maintain the requirements of Section 404, we could be subject to scrutiny by regulatory authorities and the trading price of our stock could decline. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors and regulators could lose confidence in our reported financial information, and the trading price of our stock could drop significantly. We currently anticipate that we will continue to fully implement the requirements relating to internal controls and all other aspects of Section 404 within required time frames.

Our continued growth may require us to raise additional capital in the future, but that capital may not be available when it is needed.

We are required by regulatory authorities to maintain adequate levels of capital to support our operations. To support our continued growth, we may need to raise additional capital. Our ability to raise additional capital, if needed, will depend in part on conditions in the capital markets at that time, which are outside our control. Accordingly, we cannot assure you of our ability to raise additional capital, if needed, on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired. In addition, if we decide to raise additional equity capital, your interest could be diluted.

We face strong competition for customers, which could prevent us from obtaining customers and may cause us to pay higher interest rates to attract customers.

The banking business is highly competitive, and we experience competition in our market from many other financial institutions. We compete with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds, and other mutual funds, as well as other super-regional, national, and international financial institutions that operate offices in our primary market areas and elsewhere. We compete with these institutions both in attracting deposits and in making loans. In addition, we have to attract our customer base from other existing financial institutions and from new residents. Many of our competitors are well-established, larger financial institutions. These institutions offer some services, such as extensive and established branch networks, that we do not provide. There is a risk that we will not be able to compete successfully with other financial institutions in our market, and that we may have to pay higher interest rates to attract deposits, resulting in reduced profitability. In addition, competitors that are not depository institutions are generally not subject to the extensive regulations that apply to us.

We will face risks with respect to expansion through acquisitions or mergers.

From time to time we may seek to acquire other financial institutions or parts of those institutions. We may also expand into new markets or lines of business or offer new products or services. These activities would involve a number of risks, including:

• the potential inaccuracy of the estimates and judgments used to evaluate credit, operations, management, and market risks with respect to a target institution;

• the time and costs of evaluating new markets, hiring or retaining experienced local management, and opening new offices and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

• the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse effects on our results of operations; and

• the risk of loss of key employees and customers.

Our underwriting decisions may materially and adversely affect our business.

While we generally underwrite the loans in our portfolio in accordance with our own internal underwriting guidelines and regulatory supervisory guidelines, in certain circumstances we have made loans which exceed either our internal underwriting guidelines, supervisory guidelines, or both. As of December 31, 2007, approximately $9.0 million of our loans, or 17.6% of our bank’s capital, had loan-to-value ratios that exceeded regulatory supervisory guidelines, of which 2 loans totaling approximately $60,000 had loan-to-value ratios of 100% or more. In addition, supervisory limits on commercial loan to value exceptions are set at 30% of our bank’s capital. At December 31, 2007, $8.2 million of our commercial loans, or 16.1% of our bank’s capital, exceeded the supervisory loan to value ratio. The number of loans in our portfolio with loan-to-value ratios in excess of supervisory guidelines, our internal guidelines, or both could increase the risk of delinquencies and defaults in our portfolio.

Our small to medium-sized business target markets may have fewer financial resources to weather a downturn in the economy.

We target the banking and financial services needs of small and medium-sized businesses. These businesses generally have fewer financial resources in terms of capital borrowing capacity than larger entities. If general economic conditions negatively impact these businesses in the markets in which we operate, our business, financial condition, and results of operation may be adversely affected.

We may have higher loan losses than we have allowed for in our allowance for loan losses.

Our loan losses could exceed our allowance for loan losses. Our average loan size continues to increase and reliance on our historic allowance for loan losses may not be adequate. Approximately 76% of our loan portfolio is composed of construction, commercial mortgage and commercial loans. Repayment of such loans is generally considered more subject to market risk than residential mortgage loans. Industry experience shows that a portion of loans will become delinquent and a portion of loans will require partial or entire charge-off. Regardless of the underwriting criteria utilized, losses may be experienced as a result of various factors beyond our control, including among other things, changes in market conditions affecting the value of loan collateral and problems affecting the credit of our borrowers.

Risks Related to Our Common Stock

The securities purchase agreement between us and Treasury limits our ability to pay dividends on and repurchase our common stock.

The securities purchase agreement between us and Treasury provides that prior to the earlier of (i) November 21, 2011 and (ii) the date on which all of the shares of the Series T Preferred Stock have been redeemed by us or transferred by Treasury to third parties, we may not, without the consent of Treasury, (a) increase the cash dividend on our common stock or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock (other than the Series T Preferred Stock) or trust preferred securities.  In addition, we are unable to pay any dividends on our common stock unless we are current in our dividend payments on the Series T Preferred Stock.  These restrictions, together with the potentially dilutive impact of the warrant described in the next risk factor, could have a negative effect on the value of our common stock.   Moreover, holders of our common stock are entitled to receive dividends only when, and if declared by our Board of Directors. Although we have historically paid cash dividends on our common stock, we are not required to do so and our Board of Directors could reduce or eliminate our common stock dividend in the future.

The Series T Preferred Stock impacts net income available to our common shareholders and earnings per common share, and the warrant we issued to Treasury may be dilutive to holders of our common stock.

The dividends declared on the Series T Preferred Stock will reduce the net income available to common shareholders and our earnings per common share. The Series T Preferred Stock will also receive preferential treatment in the event of liquidation, dissolution or winding up of First Community Corporation.  Additionally, the

ownership interest of the existing holders of our common stock will be diluted to the extent the warrant we issued to Treasury in conjunction with the sale to Treasury of the Series T Preferred Stock is exercised.  The shares of common stock underlying the warrant represent approximately 6.07% of the shares of our common stock outstanding as of January 31, 2009 (including the shares issuable upon exercise of the warrant in total shares outstanding).  Although Treasury has agreed not to vote any of the shares of common stock it receives upon exercise of the warrant, a transferee of any portion of the warrant or of any shares of common stock acquired upon exercise of the warrant is not bound by this restriction.

If we are unable to redeem the Series T Preferred Stock after five years, we will be required to make higher dividend payments on this stock, thereby substantially increasing our cost of capital.

 If we are unable to redeem the Series T Preferred Stock prior to February 15, 2014, the dividend rate will increase substantially on that date, from 5.0% per annum to 9.0% per annum. Depending on our financial condition at the time, this increase in the annual dividend rate on the Series T Preferred Stock could have a material negative effect on our liquidity, our net income available to common shareholders, and our earnings per share.

Our ability to pay cash dividends is limited, and we may be unable to pay future dividends even if we desire to do so.

Our ability to pay cash dividends may be limited by regulatory restrictions, by our bank’s ability to pay cash dividends to our holding company and by our need to maintain sufficient capital to support our operations.  The ability of our bank to pay cash dividends to our holding company is limited by its obligation to maintain sufficient capital and by other restrictions on its cash dividends that are applicable to national banks and banks that are regulated by the FDIC.  If our bank is not permitted to pay cash dividends to our holding company, it is unlikely that we would be able to pay cash dividends on our common stock.

Our stock price may be volatile, which could result in losses to our investors and litigation against us.

Our stock price has been volatile in the past and several factors could cause the price to fluctuate substantially in the future. These factors include but are not limited to: actual or anticipated variations in earnings, changes in analysts’ recommendations or projections, our announcement of developments related to our businesses, operations and stock performance of other companies deemed to be peers, new technology used or services offered by traditional and non-traditional competitors, news reports of trends, concerns, irrational exuberance on the part of investors, and other issues related to the financial services industry. Our stock price may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance. General market declines or market volatility in the future, especially in the financial institutions sector of the economy, could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices.

Stock price volatility may make it more difficult for you to resell your common stock when you want and at prices you find attractive.  Moreover, in the past, securities class action lawsuits have been instituted against some companies following periods of volatility in the market price of its securities.  We could in the future be the target of similar litigation.  Securities litigation could result in substantial costs and divert management’s attention and resources from our normal business.

Our stock trading volume has been low compared with larger bank holding companies.

 The trading volume in our common stock on the NASDAQ Capital Market has been comparable to other similarly sized bank holding companies since trading on the NASDAQ Capital Market began in January 2003. Nevertheless, this trading volume does not compare with more seasoned companies listed on the NASDAQ Capital Market or other stock exchanges. Thus, the market in our common stock is somewhat limited in scope relative to some other companies.

We may issue additional shares of common stock or equity derivative securities that will dilute the percentage ownership interest of existing shareholders and may dilute the book value per share of our common stock and adversely affect the terms on which we may obtain additional capital.

Our authorized capital includes 10,000,000 shares of common stock.  As of December 31, 2008, we had 3,227,039  shares of common stock outstanding and had reserved for issuance 225,613 shares underlying options that are or may become exercisable at an average price of $13.42 per share.  In addition, as of December 31, 2008, we had the ability to issue 258,480 shares of common stock pursuant to options and restricted stock that may be granted in the future under our existing equity compensation plans.  Subject to applicable NASDAQ rules, our board generally has the authority, without action by or vote of the shareholders, to issue all or part of any authorized but unissued shares of common stock for any corporate purpose, including issuance of equity-based incentives under or outside of our equity compensation plans.  We may seek additional equity capital in the future to support our business and expand our operations.  Any issuance of additional shares of common stock or equity derivative securities will dilute the percentage ownership interest of our shareholders and may dilute the book value per share of our common stock.  Shares we issue in connection with this offering will increase the total number of outstanding shares and dilute the percentage ownership interest of our existing shareholders.

The existence of outstanding stock options issued to our current or former executive officers, directors, and employees may result in dilution of your ownership and adversely affect the terms on which we can obtain additional capital.

As of December 31, 2008, we had outstanding options to purchase 225,613 shares of our common stock at a weighted average exercise price of $13.42 per share.  All of these options are held by our current or former executive officers, directors, and employees.  Also, as of December 31, 2008, we had the ability to issue options and restricted stock to purchase an additional 258,480 shares of our common stock.  The issuance of shares subject to options under the equity compensation plans will result in dilution of your ownership of our common stock.

The exercise of stock options could also adversely affect the terms on which we can obtain additional capital.  Option holders are most likely to exercise their options when the exercise price is less than the market price for our common stock.  They profit from any increase in the stock price without assuming the risks of ownership of the underlying shares of common stock by exercising their options and selling the stock immediately.

We have anti-takeover devices that could make it more difficult for another company to purchase us, even though such a purchase may increase shareholder value.

In many cases, shareholders may receive a premium for their shares if we were purchased by another company. State law and our articles of incorporation and bylaws make it difficult for anyone to purchase us without the approval of our board of directors. For example, our articles of incorporation divide the Board of Directors into three classes of directors serving staggered three-year terms with approximately one-third of the Board of Directors elected at each annual meeting of shareholders. This classification of directors makes it more difficult for shareholders to change the composition of the Board of Directors. As a result, at least two annual meetings of shareholders would be required for the shareholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable. Consequently, a takeover attempt may prove difficult, and shareholders may not realize the highest possible price for their securities.

We have broad discretion in allocating the net proceeds from this Capital Purchase Program transaction and our failure to apply these funds effectively could have a material adverse effect on our business.

We have significant discretion in applying the net proceeds of the Capital Purchase Program transaction. Our failure to apply these funds effectively could have a material adverse effect on our business.

Our directors and executive officers own a significant portion of our common stock and can influence shareholder decisions and may vote to take actions adverse to your interests.

Our directors and executive officers, as a group, beneficially owned approximately 14.9% of our outstanding common stock as of December 31, 2008. As a result of their ownership, the directors and executive officers will have the ability, by voting their shares in concert, to influence the outcome of any matter submitted to our shareholders for approval, including the election of directors. The directors and executive officers may vote to cause the company to take actions with which you do not agree or that are not beneficial to you as a shareholder.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the securities by the selling securityholders.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

The following is a brief description of the terms of the warrant that may be resold by the selling securityholders and does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us.

Shares of Common Stock Subject to the Warrant

The warrant is initially exercisable for 195,915 shares of our common stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $11,350,000, which is equal to 100% of the aggregate liquidation preference of our outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series T, or the series T preferred stock, the number of shares of common stock underlying the warrant then held by the selling securityholders will be reduced by 50% to 97,958 shares. The number of shares subject to the warrant is subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

Exercise of the Warrant

The initial exercise price applicable to the warrant is $8.69 per share of common stock for which the warrant may be exercised. The warrant may be exercised at any time on or before November 21, 2018 by surrender of the warrant and a completed notice of exercise attached as an annex to the warrant and the payment of the exercise price for the shares of common stock for which the warrant is being exercised. The exercise price may be paid either by the withholding by First Community of such number of shares of common stock issuable upon exercise of the warrant equal to the value of the aggregate exercise price of the warrant determined by reference to the market price of our common stock on the trading day on which the warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the warrant is subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the warrant (less the pro-rated exercise price of the warrant) for any fractional shares that would have otherwise been issuable upon exercise of the warrant. We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised. We have listed the shares of common stock issuable upon exercise of the warrant with the NASDAQ Capital Market.

Rights as a Shareholder

The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the warrant has been exercised.

Transferability

The initial selling securityholder may not transfer a portion of the warrant with respect to more than 97,958 shares of common stock until the earlier of the date on which First Community has received aggregate gross proceeds from a qualified equity offering of at least $11,350,000 or December 31, 2009. The warrant, and all rights under the warrant, are otherwise transferable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution Adjustment. Until the earlier of November 21, 2011 and the date the initial selling securityholder no longer holds the warrant (and other than in certain permitted transactions described below or stock splits, subdivisions, reclassifications or combinations described above), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

•	as consideration for, or to fund the acquisition of, businesses and related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•

in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of November 21, 2008.

Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the warrant will be adjusted to reflect such distribution.

Certain Repurchases. If we effect a pro rata repurchase of common stock both, the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.

Business Combinations. In the event of a merger, consolidation or similar transaction involving First Community and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.

DESCRIPTION OF COMMON STOCK

General

We have 10,000,000 shares of authorized common stock, $1.00 par value per share, of which 3,227,039 shares were outstanding as of December 31, 2008.

Holders of our common stock are entitled to receive dividends if, as and when declared by our board of directors out of any funds legally available for dividends. Holders of our common stock are also entitled, upon liquidation, and after claims of creditors and the preferences of series T preferred stock (which has an aggregate liquidation preference of $11,350,000), and any other class or series of preferred stock outstanding at the time of liquidation, to receive pro rata our net assets. We pay dividends on our common stock only if we have paid or provided for all dividends on our outstanding series of preferred stock for the then current period and, in the case of any cumulative preferred stock, all prior periods.

Our series T preferred stock has, and any other series of preferred stock upon issuance will have, preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution. Holders of shares of series T preferred stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of our board of directors, out of assets legally available for payment, cumulative cash dividends on a liquidation preference of $1,000 per share of series T preferred stock at a rate of 5% per annum until November 21, 2013, and at a rate of 9% per annum thereafter. The series T preferred stock has no maturity date.

Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as our board of directors has provided, or may provide in the future, with respect to preferred stock or any other class or series of preferred stock that the board of directors may hereafter authorize. Shares of our common stock are not redeemable and have no subscription, conversion or preemptive rights.

Our common stock is listed on the NASDAQ Capital Market. Outstanding shares of our common stock are validly issued, fully paid and non-assessable. The transfer agent and registrar for our common stock is Registrar and Transfer Company.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Capital Market;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may, in turn, engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions or loan or pledge the common stock issuable upon exercise of the warrant to broker-dealers that, in turn, may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NASDAQ Capital Market pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We do not intend to apply for listing of the warrant on any securities exchange or for inclusion of the warrant in any automated quotation system. No assurance is given as to the liquidity of the trading market, if any, for the warrant.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

SELLING SECURITYHOLDERS

On November 21, 2008, we issued the securities covered by this prospectus to the United States Department of the Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

•	a warrant to purchase 195,915 shares of our common stock, representing beneficial ownership of approximately 6% of our common stock as of December 31, 2008; and

•	195,915 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 6% of our common stock as of December 31, 2008.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we do not know the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.

Information about the selling securityholders may change over time. Any such changed information will be set forth in supplements to this prospectus if and when necessary.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, Greenville, South Carolina.

EXPERTS

The consolidated financial statements of First Community Corporation appearing in its Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by Elliott Davis, LLC, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference.   The consolidated financial statements of First Community Corporation appearing in its Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Clifton D. Bodiford, CPA, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.firstcommunitysc.com. The information on our website is not a part of this prospectus and is not incorporated by reference in this prospectus. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus.

We incorporate by reference into this prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement and any such filings that we will make after the date of this prospectus but before the termination of the offering of the securities covered by this prospectus, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	Current Reports on Form 8-K filed on May 15, 2008, June 19, 2008, September 10, 2008, and November 25, 2008; and

•

The description of our securities contained under the caption “Description of Capital Stock” found on pages 45-47 of Pre-Effective Amendment No. 1 to our Registration Statement on Form S-4 (Registration No. 33-132689) filed with the SEC on April 19, 2006, which description is supplemented by our Current Report on Form 8-K filed with the SEC on November 25, 2008.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

First Community Corporation
5455 Sunset Boulevard
Lexington, South Carolina 29072
Attn: Corporate Secretary
(803) 951-2265

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                                                 Other Expenses of Issuance and Distribution

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Registrant (except any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$67
Legal fees and expenses	$25,000
Accounting fees and expenses	$4,500
Miscellaneous expenses	$1,000
Total expenses	$30,567

Item 15.                                                 Indemnification of Directors and Officers.

Under our bylaws, each of our directors has the right to be indemnified by us to the maximum extent permitted by law against (i) reasonable expenses incurred in connection with any threatened, pending or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding seeking to hold the director liable by reason of his or her actions in such capacity and (ii) reasonable payments made by the director in satisfaction of any judgment, money decree, fine, penalty or settlement for which he or she became liable in such action, suit or proceeding.  This right to indemnification includes the right to the advancement of reasonable expenses by us, to the maximum extent permitted by law.  Under our bylaws, to the extent authorized by our board of directors, we may also grant rights of indemnification to any of our officers to the fullest extent permitted under our bylaws with respect to the indemnification of directors.

Pursuant to the South Carolina Business Corporation Act, a South Carolina corporation has the power to indemnify its directors and officers provided that they act in good faith and reasonably believe that their conduct was lawful and in the corporate interest (or not opposed thereto), as set forth in the Business Corporation Act.  Under the Business Corporation Act, unless limited by its articles of incorporation, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer, against reasonable expenses incurred by the director or officer in connection with the proceeding.  Our articles of incorporation do not contain any such limitations.  The Business Corporation Act permits a corporation to pay for or reimburse reasonable expenses in advance of final disposition of an action, suit or proceeding only upon (i) the director’s certification that he or she acted in good faith and in the corporate interest (or not opposed thereto), (ii) the director furnishing a written undertaking to repay the advance if it is ultimately determined that he or she did not meet this standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under the Business Corporation Act.

Under our articles of incorporation, no director of First Community Corporation will be liable to us or our shareholders for monetary damages for breach of his or her fiduciary duty as a director, to the maximum extent permitted by law.

The Business Corporation Act also empowers a corporation to provide insurance for directors and officers against liability arising out of their positions, even though the insurance coverage may be broader than the corporation’s power to indemnify.  We maintain directors and officers’ liability insurance for the benefit of our directors and officers.

Item 16.                                                 Exhibits

EXHIBIT NUMBER	DESCRIPTION
4.1	Amended and Restated Articles of Incorporation (filed as Exhibit 3.1 to the Registrant’s Registration Statement No. 33-86258 on Form S-1 and incorporated herein by reference).

4.2

Articles of Amendment to the Articles of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 25, 2008 and incorporated herein by reference).

4.3	Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed November 26, 2007 and incorporated herein by reference).

4.4

Letter Agreement, dated November 21, 2008, including Securities Purchase Agreement—Standard Terms incorporated by reference therein, between the Registrant and the United States Department of the Treasury (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on November 25, 2008 and incorporated herein by reference.)

4.5

Warrant, dated November 21, 2008, to purchase shares of common stock of the Registrant (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on November 25, 2008 and incorporated herein by reference).

5.1	Legal Opinion of Nelson Mullins Riley & Scarborough LLP.

23.1	Certified Public Accountant Consent of Elliott Davis, LLC.

23.2	Certified Public Accountant Consent of Clifton D. Bodiford, CPA.

23.3	Consent of Nelson Mullins Riley & Scarborough LLP, included in Exhibit 5.1 filed herewith.

24.1	Powers of Attorney (included in the signature pages to the Registration Statement).

Item 17.                                                 Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of South Carolina, as of February 11, 2009.

FIRST COMMUNITY CORPORATION

By	/s/ MICHAEL C. CRAPPS
Name: Michael C. Crapps
Title: President and Chief Executive Officer

SIGNATURES AND POWERS OF ATTORNEY

We, the undersigned officers and directors of First Community Corporation hereby severally constitute and appoint Michael C. Crapps, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable First Community Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated as of February 11, 2009.

Signature	Title

/s/ RICHARD K. BOGAN
Richard K. Bogan	Director

/s/ THOMAS C. BROWN
Thomas C. Brown	Director

/s/ CHIMIN J. CHAO
Chimin J. Chao	Director

/s/ MICHAEL C. CRAPPS
Michael C. Crapps	Director, President & Chief Executive Officer

/s/ HINTON G. DAVIS
Hinton G. Davis	Director

/s/ ANITA B. EASTER
Anita B. Easter	Director

/s/ O. A. ETHRIDGE
O. A. Ethridge	Director

/s/ GEORGE H. FANN, JR.
George H. Fann, Jr.	Director

/s/ J. THOMAS JOHNSON
J. Thomas Johnson	Director, Vice Chairman of the Board, & Executive Vice President

/s/ W. JAMES KITCHENS, JR.
W. James Kitchens, Jr.	Director

/s/ JAMES C. LEVENTIS
James C. Leventis	Director, Chairman of the Board, Secretary

/s/ RODERICK M. TODD, JR.
Roderick M. Todd, Jr.	Director

/s/ LORETTA R. WHITEHEAD
Loretta R. Whitehead	Director

/s/ MITCHELL M. WILLOUGHBY
Mitchell M. Willoughby	Director

/s/ JOSEPH G. SAWYER
Joseph G. Sawyer	Chief Financial Officer and Principal Accounting Officer

Exhibit Index

EXHIBIT NUMBER	DESCRIPTION
4.1	Amended and Restated Articles of Incorporation (filed as Exhibit 3.1 to the Registrant’s Registration Statement No. 33-86258 on Form S-1 and incorporated herein by reference).

4.2

Articles of Amendment to the Articles of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 25, 2008 and incorporated herein by reference).

4.3	Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed November 26, 2007 and incorporated herein by reference).

4.4

Letter Agreement, dated November 21, 2008, including Securities Purchase Agreement—Standard Terms incorporated by reference therein, between the Registrant and the United States Department of the Treasury (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on November 25, 2008 and incorporated herein by reference.)

4.5

Warrant, dated November 21, 2008, to purchase shares of common stock of the Registrant (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on November 25, 2008 and incorporated herein by reference).

5.1	Legal Opinion of Nelson Mullins Riley & Scarborough LLP.

23.1	Certified Public Accountant Consent of Elliott Davis, LLC.

23.2	Certified Public Accountant Consent of Clifton D. Bodiford, CPA.

23.3	Consent of Nelson Mullins Riley & Scarborough LLP, included in Exhibit 5.1 filed herewith.

24.1	Powers of Attorney (included in the signature pages to the Registration Statement).